KPMG LLP
New Jersey Headquarters
51 John F. Kennedy Parkway
Short Hills, NJ 07078-2702

December 13, 2016

Securities and Exchange Commission Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Oritani Financial Corp. (the Company) and, under the date of September 13, 2016, we reported on the consolidated financial statements of Oritani Financial Corp. and subsidiaries as of and for the years ended June 30, 2016 and 2015, and the effectiveness of internal control over financial reporting as of June 30, 2016. On December 12, 2016, we were dismissed. We have read the Company's statements included under Item 4.01(a) of its Form 8-K dated December 12, 2016, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the change was approved by the Audit Committee of the Company's Board of Directors. Furthermore, we have read the Company's statements included under Item 4.01(b) and we are not in a position to agree or disagree with the Company's statements.

Very truly yours,

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative ("KPMG International"), a Swiss entity.